Exhibit 5.1

FRASER AND COMPANY LLP
Barristers & Solicitors
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Tel: (604) 669-5244
Fax: (604) 669-5791

September 23, 2005

Banner Resources Inc.
Suite 302, 2484 Haywood Avenue
West Vancouver, British Columbia V7V 1Y1

Attention: James H. Disher, President

Our firm is counsel for Banner Resources Inc., a Nevada corporation (the "Company"), with respect to the preparation of the registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission for the purpose of registering 8,445,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company under the Securities Act of 1933, as amended (the "Act"), of which 3,000,000 shares are to be offered by the Company in a self-underwritten offering and 5,445,000 shares are registered for resale by the selling shareholders named in the Registration Statement.

In connection with rendering this opinion we have examined originals or copies of the following documents and instruments (collectively, the "Documents"):

(a) the Articles of Incorporation of the Company dated January 24, 2005, as filed with the State of Nevada;

(b) the By-Laws of the Company;

(c) certain records of the Company's corporate proceedings related to the issuance of the Shares; and

(d) such other records and documents as we have deemed relevant for the purpose of rendering this opinion.

In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents, the due authorization and valid execution by all parties to the Documents, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as copies.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to all documentation that we believe was necessary in rendering this opinion.

In rendering this opinion, we have assumed the legal competency of all parties to the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties thereto.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein and subject to the effectiveness of the Registration Statement filed with the SEC, such Registration Statement as amended and finally declared effective, the 3,000,000 Shares to be issued pursuant to the Registration Statement are validly authorized and when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of Nevada; and the 5,445,000 Shares sold by the selling shareholders are validly issued, fully paid and nonassessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

This opinion is based solely on Nevada general corporate law.

This opinion is rendered solely for your benefit in connection with the transaction described herein and may not be delivered to or relied upon by any other person without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

FRASER AND COMPANY LLP

per: /s/ Byron Byung-Oh Lee

Byron Byung-Oh Lee